UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 27, 2021

REPUBLIC BANCORP, INC.

(Exact name of registrant as specified in its charter)

Kentucky	0-24649	61-0862051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 West Market Street, Louisville, Kentucky	40202
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (502) 584-3600

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common	RBCAA	The Nasdaq Stock Market

NOT APPLICABLE
(Former Name or former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Long-Term Incentive Program and Approval of Change in Control Severance Agreements

On January 27, 2021, the Compensation Committee of Republic Bancorp, Inc. (the “Company” or “Republic”), the parent company of Republic Bank & Trust Company (the “Bank”) approved the form of grant agreements for three types of equity compensation awards under the Company's 2015 Stock Incentive Plan (the "Plan") as part of a long-term incentive program for certain executive officers.

On, January 27, 2021, the Compensation Committee awarded shares of restricted stock (the “Restricted Shares”), performance share units (“PSUs”), and nonqualified stock options (“NQSOs”) (collectively the “Equity Awards”) to four executive officers including Kevin Sipes, Executive Vice President and Chief Financial Officer, and William (Bill) Nelson, President of the Republic Processing Group. Also, on January 27, 2021, the Committee awarded Logan Pichel, President of the Bank, 2,667 Restricted Shares vesting December 31, 2023 and 5,335 PSUs.

Mr. Sipes and Mr. Nelson were each granted the following:

●1,333 Restricted Shares, vesting December 31, 2023;
●1,333 PSUs; and
●5,000 NQSOs, that are exercisable between the third and fourth anniversary of the grant date.

The awarded PSUs will be settled in early 2022 by issuance of Restricted Shares (shares generally subject to forfeiture if employment ends before December 31, 2023) based on the Bank’s percentile ranking among its peers for its return on average assets (“ROAA”) and efficiency ratio as published by the Federal Financial Institutions Examination Council (“FFIEC”) in its December 31, 2021, Uniform Bank Performance Report (“UBPR”). Each executive can earn the right to be issued Restricted Shares of up to 150% of the number of PSUs granted if the Bank’s rank against peers is high enough. All shares of stock issued under the PSUs or as Restricted Stock must be held by the officer for a period of two years after the vesting date.

This summary of the Equity Awards is qualified in its entirety by reference to the text of the Equity Award agreements, which are filed as Exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Change in Control Severance Agreements

On January 27, 2021, the Company’s Board of Directors (the “Board”) approved and the Company and the Bank entered into Change in Control Severance Agreements (collectively, the “Agreements”) with five executives, including Messrs. Nelson and Sipes and Juan Montano, Executive Vice President & Chief Mortgage Banking Officer. The Agreement with Mr. Sipes replaces his previous agreement originally dated as of June 15, 2001. The Agreements’ initial terms end on December 31, 2022 with automatic renewal thereafter for successive two-year periods, unless the Company elects not to renew by providing written notice to the executive at least 60 days prior to the expiration of the then-current term.

Upon a change in control, as defined in the Agreements, any executive subject to an Agreement who is involuntarily terminated without cause, or resigns for good reason as a result of material changes in duties or compensation (both as defined in the Agreements), within a two-year period after such change in control, would be entitled to receive the following benefits:

1)	Pay to the executive of the unpaid balance of the executive’s full base salary through the date of termination;
2)	Severance compensation equal to two times the executive’s base salary plus the average bonus paid to the executive officer in the prior three years, payable in installments over the 24 months following termination;
3)	Pay as incurred to reimburse the executive for all legal fees and expenses incurred by the executive resulting from the termination;
4)	Cause all stock options and stock appreciation rights held by the executive, immediately prior to the termination, to become immediately exercisable;
5)	Maintain in full-force and effect, for the benefit of the executive for two years following the date of termination, participation in all employee welfare benefit plans of the Company or Bank; and
6)	Assign to the executive any assignable interest in any life insurance policy the Company owns on the executive’s life

These benefits may be reduced if they would trigger an excise tax under Internal Revenue Code Section 280G, but only if the net after tax value to the executive after such reduction is higher than it would be if the entire amount were paid and the executive paid the related excise taxes. The Agreements contain non-competition, non-solicitation and confidentiality provisions binding upon the executive.

This summary of the Agreements is qualified in its entirety by reference to the text of the Agreements, which are filed as Exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit No.

10.1	Form of Restricted Stock Award Agreement
10.2	Form of Performance Stock Unit Award
10.3	Form of Option Award Agreement
10.4	Change in Control Severance Agreement dated January 27, 2021 between Republic Bancorp, Inc. and Republic Bank & Trust Company and William Nelson
10.5	Form of Change in Control Severance Agreement between Republic Bancorp, Inc.., and Republic Bank & Trust Company and designated executives
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Bancorp, Inc.
(Registrant)

Date: February 1, 2021	By:	/s/ Kevin Sipes
Executive Vice President, Chief Financial Officer & Chief Accounting Officer